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Exhibit 99.1

Contact: Kathryn Woods, True North 212-727-5582

TRUE NORTH SHAREHOLDERS APPROVE MERGER WITH INTERPUBLIC

    CHICAGO June 19–True North Communications Inc. (NYSE: TNO) today announced that its shareholders have approved its proposed merger with The Interpublic Group of Companies (NYSE: IPG) by the requisite vote. The vote came at a special meeting of shareholders held in Chicago earlier today.

    The transaction is subject to obtaining final regulatory clearances and is expected to close by the end of the month. The merger would create the world's largest marketing communications and services group.

About True North True

    North Communications is a top global advertising and communications holding company. It has three major global brands: FCB Worldwide, advertising; BSMG Worldwide, public relations; and Marketing Drive Worldwide, marketing services. In addition, True North has a strong set of other brands including Bozell Group, New America Strategies Group, Temerlin McClain, R/GA Interactive, Tierney Communications and TN Media. True North also has a stake in German-based advertising agency, Springer & Jacoby. Based in Chicago, True North had 2000 revenues of approximately $1.5 billion.

CAUTIONARY STATEMENT

    Certain statements contained in this press release may constitute "forward-looking statements" within the meaning of Section 21E(i)(1) of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause True North's actual results to be materially different from any future results expressed or implied by these statements. Such factors include the following: general economic and business conditions, changes in competition, the ability of True North to continue to improve its cost management, the ability to retain current and attract new clients, the ability of True North to integrate acquisitions or complete future acquisitions, interest rate fluctuations, dependence upon and availability of qualified personnel and changes in government regulation. In light of these and other uncertainties, the forward-looking statements included in this document should not be regarded as a representation by True North that True North's plans and objectives will be achieved.

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Exhibit 99.1